SCHEDULE 14A

                           SCHEDULE 14A INFORMATION
               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [ ]
Filed by party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       SANTA FE PACIFIC GOLD CORPORATION

               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          NEWMONT MINING CORPORATION

                  (NAME OF PERSON(S) FILING PROXY STATEMENT,
                         IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rule 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and show how it is determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

               [FORM OF LETTER TO CERTAIN SANTA FE SHAREHOLDERS]


                          NEWMONT MINING CORPORATION
                              1700 Lincoln Street
                            Denver, Colorado  80203
                                (303) 863-7414


[Letterhead of Ronald C. Cambre,
 Chairman, President and
 Chief Executive Officer]


                                   _______________, 1997



[Name of Shareholder]
[Address]

Dear _____________:

          Thank you for receiving the Newmont team during our recent road show to present our perspective of a Santa Fe/Newmont merger. I hope you share our enthusiasm for the potential of this unique opportunity for Santa Fe shareholders.

          The merger of Santa Fe and Newmont assets would create the largest gold company in North America. More importantly, it would combine the assets of two companies that we believe have unparalleled opportunities to realize operational and technical synergies, accelerate exploration and development and create the optimum shareholder value. Analysts who cover Santa Fe agree that the combination of Santa Fe and Newmont is the most compelling transaction available.

          With the Newmont offer you receive the best offer for immediate value and the best offer for long term value. We ask you to convey your views on the disposition of Santa Fe directly to the Santa Fe Board and its management.

          Should you need additional information on this transaction, please feel free to contact us directly.

                              Sincerely,

                [FORM OF LETTER TO CERTAIN NEWMONT AND SANTA FE
                                 SHAREHOLDERS]

                          NEWMONT MINING CORPORATION
                              1700 Lincoln Street
                            Denver, Colorado  80203
                                (303) 863-7414

[Letterhead of Ronald C. Cambre,
 Chairman, President and
 Chief Executive Officer]

                                   _______________, 1997

[Name of Shareholder]
[Address]

Dear _____________:

          Thank you for receiving the Newmont team during our recent road show to present our perspective of a Santa Fe/Newmont merger. I hope you share our enthusiasm for the potential of this unique opportunity for Santa Fe and Newmont shareholders.

          The merger of Santa Fe and Newmont assets would create the largest gold company in North America. More importantly, it would combine the assets of two companies that we believe have unparalleled opportunities to realize operational and technical synergies, accelerate exploration and development and create the optimum shareholder value. Analysts who cover Santa Fe agree that the combination of Santa Fe and Newmont is the most compelling transaction available.

          With the Newmont offer you receive the best offer for immediate value and the best offer for long term value. We ask you to convey your views on the disposition of Santa Fe directly to the Santa Fe Board and its management.

          I want to also assure you that we will pursue this opportunity with an awareness of building short and long term shareholder value to our current Newmont shareholders. While Newmont on a stand alone basis has an excellent future, the merger with Santa Fe would enhance our base and the potential for growth.

          Should you need additional information on this transaction, please feel free to contact us directly.
                              Sincerely,

           INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS
                AND EMPLOYEES OF NEWMONT MINING CORPORATION AND
               NEWMONT GOLD COMPANY AND OTHER REPRESENTATIVES OF
             NEWMONT MINING CORPORATION WHO MAY COMMUNICATE WITH
                SANTA FE PACIFIC GOLD CORPORATION SHAREHOLDERS


     The following is information concerning the directors, executive officers and employees of Newmont Mining Corporation ("Newmont Mining") and Newmont Gold Company ("Newmont Gold") and other representatives of Newmont Mining who may communicate with Santa Fe Pacific Gold Corporation ("Santa Fe") shareholders with respect to (i) the planned merger of Homestake Mining Company ("Homestake") with Santa Fe pursuant to which Santa Fe will become a wholly-owned subsidiary of Homestake and each outstanding share of Santa Fe Common Stock, $0.01 par value (each a "Santa Fe Share" and collectively the "Santa Fe Shares"), will be converted into the right to receive 1.115 shares of common stock Homestake, $1.00 par value of Homestake and (ii) Newmont Mining's intention to commence an offer, as described in and subject to terms and conditions set forth in the Preliminary Prospectus dated January 7, 1997 contained in the Registration Statement on Form S-4 of Newmont Mining (Registration No. 333-19335), to exchange each outstanding Santa Fe Share for
0.40 of a share of Newmont Mining common stock, $1.60 par value (the "Offer").

     Newmont Mining's proposed offer has not been commenced. The Offer, if commenced, will expire on the 20th business day after such commencement, unless and until Newmont Mining extends the period of time for which the Offer will be open. Any such extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. It is Newmont Mining's current intention to extend the Offer, if commenced, until all conditions thereto have been either satisfied or waived.

     Newmont Mining's principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203. Santa Fe's principal executive offices are located at 6200 Uptown Boulevard NE, Suite 400, Albuquerque, New Mexico 87110.

               DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES OF NEWMONT MINING AND NEWMONT GOLD WHO MAY COMMUNICATE WITH
                                                        SANTA FE SHAREHOLDERS



                NAME AND PRINCIPAL                   PRESENT OFFICE OR OTHER PRINCIPAL OCCUPATION
               BUSINESS ADDRESS <F1>                                 OR EMPLOYMENT

 Rudolph I.J. Agnew  . . . . . . . . . . . . . .    Director; Chairman of World Conservation
    7, Eccleston Street                             Monitoring Centre
    Belgravia, London SW1W 9LX
    England

 J.P. Bolduc . . . . . . . . . . . . . . . . . .    Director; Chairman and Chief Executive Officer
    JPB Enterprises, Inc.                           of JPB Enterprises, Inc.
    8808 Centre Park Drive #204
    Columbia, Maryland  21045
 Ronald C. Cambre  . . . . . . . . . . . . . . .    Director; Chairman, President and Chief
                                                    Executive Officer

 Joseph P. Flannery  . . . . . . . . . . . . . .    Chairman, President and Chief Executive
    Uniroyal Holding, Inc.                          Officer of Uniroyal Holding, Inc.
    70 Great Hill Road
    Naugatuck, Connecticut  06770
 Leo I. Higdon, Jr.  . . . . . . . . . . . . . .    Director; Dean and Charles C. Abbott Professor
    Darden Graduate School of Business              of the Darden Graduate School of Business
    University of Virginia                          Administration at the University of Virginia
    Massie Road Extended
    Charlottesville, Virginia  22903

 Thomas A. Holmes  . . . . . . . . . . . . . . .    Director; Retired Chairman and Chief Executive
    Ingersoll-Rand Company                          Officer of Ingersoll-Rand Company
    200 Chestnut Ridge Road
    Woodcliff Lake, New Jersey    07675

 Robin A. Plumbridge . . . . . . . . . . . . . .    Director; Chairman of Gold Fields of South
    Gold Fields of South Africa Limited             Africa Limited
    P.O. Box 61525
    Marshalltown  2107
    Republic of South Africa
 Moeen A. Qureshi  . . . . . . . . . . . . . . .    Director; Chairman of Emerging Markets
    Emerging Markets Corporation                    Corporation
    2001 Pennsylvania Ave., #1100
    Washington, D.C.  20006

 Michael K. Reilly . . . . . . . . . . . . . . .    Director; Chairman of Zeigler Coal Holding
    Zeigler Coal Holding Company                    Company
    50 Jerome Lane
    Fairview Heights, Illinois  62208
 William I.M. Turner, Jr.  . . . . . . . . . . .    Director; Chairman and Chief Executive Officer
    EXSULTATE INC.                                  of EXSULTATE INC.
    1981 McGill College Avenue
    Suite 575
    Montreal, Quebec H3A 2X1
    Canada

 Robert H. Quenon<F2>  . . . . . . . . . . . . .    Director, Mining Consultant
    7800 Forsyth Blvd. (6th Floor)
    St. Louis, MO  63105

 James V. Taranik<F2>  . . . . . . . . . . . . .    Director, President of Desert Research
    Desert Research Institute                       Institute, University and Community College
    7010 Dandini Blvd.                              System of Nevada
    Reno, NV  89512

 Wayne W. Murdy  . . . . . . . . . . . . . . . .    Executive Vice President and Chief Financial
                                                    Officer
 John A.S. Dow . . . . . . . . . . . . . . . . .    Senior Vice President, Exploration

 Lawrence T. Kurlander . . . . . . . . . . . . .    Senior Vice President, Administration

 Gary E. Farmar  . . . . . . . . . . . . . . . .    Vice President and Controller
 Patricia A. Flanagan  . . . . . . . . . . . . .    Vice President, Treasurer and Assistant
                                                    Secretary

 Joy E. Hansen . . . . . . . . . . . . . . . . .    Vice President and General Counsel
 Donald G. Karras  . . . . . . . . . . . . . . .    Vice President, Taxes

 Timothy J. Schmitt  . . . . . . . . . . . . . .    Vice President, Secretary and Assistant
                                                    General Counsel

 W. Durand Eppler<F2>  . . . . . . . . . . . . .    Vice President, Business Development and
                                                    Planning
 Jack H. Morris<F2>  . . . . . . . . . . . . . .    Vice President, Corporate Relations

 W. James Mullin<F2> . . . . . . . . . . . . . .    Vice President, North American Operations
 Jeffrey R. Huspeni<F2>  . . . . . . . . . . . .    Director of Mine Geology

<F1> Unless otherwise indicated, the principal business address of each director, executive officer and employee is Newmont Mining
Corporation, 1700 Lincoln Street, Denver, Colorado 80203.

<F2>Director, officer or employee of Newmont Gold only.

     On December 31, 1996, Midtown One Corp., a wholly-owned subsidiary of Newmont Mining, acquired 200 Santa Fe Shares at a price of $17.50 per Santa Fe Share in a privately negotiated transaction with Mr. and Mrs. David H. Francisco. Mr. Francisco is Vice President, International Operations, of Newmont Gold. On January 6, 1997, Midtown One Corp. acquired an additional 4,600 Santa Fe Shares at a price of $17.50 per Santa Fe Share in a privately negotiated transaction with Mr. and Mrs. Francisco.

     In October, 1996, Santa Fe and Newmont Mining entered into a confidentiality agreement, pursuant to which and in contemplation of a potential transaction between Santa Fe and Newmont Mining, each party provided the other with certain confidential information.

     Newmont Gold leases from Santa Fe certain properties in Eureka County' Nevada pursuant to a Lease of Mining Rights dated November 1, 1977, as amended (the "Lease Agreement"). The Lease Agreement grants to Newmont Gold the exclusive right to mine the nonferrous metals located on the land covered by the Lease Agreement. In addition, Carlin Gold Mining Company (predecessor of Newmont Mining), Southern Pacific Land Company (predecessor of Santa Fe) and certain other individuals have entered into an Agreement for Unitization of Ore Reserves dated as of January 18, 1982 (the "Unitization Agreement"), which provides for unitization of certain of the properties leased pursuant to the Lease Agreement. Pursuant to the terms of both the Lease Agreement and the Unitization Agreement, Newmont Gold is required to pay Santa Fe royalty payments based upon net smelter returns on ores and concentrates sent to smelter or the gross sales price of any gold or silver bullion produced and sold from Newmont Gold's mills. In 1995, the aggregate amount of such royalty payments was approximately $4 million. The Lease Agreement is renewable annually but will otherwise terminate on November 1, 2002. The Unitization Agreement will remain in effect until Newmont Gold determines that all gold ores located on the properties covered by the Unitization Agreement are mined.

In addition, Newmont Gold also leases from an affiliate of Santa Fe certain other properties in Eureka County, Nevada pursuant to a Minerals Sublease dated April 1, 1991 (the "Mineral Sublease"). The Mineral Sublease grants to Newmont Gold the right to explore, develop' mine, recover and process minerals located on the land covered by the Mineral Sublease. Pursuant to the terms of the Mineral Sublease, Newmont Gold is required to pay Santa Fe's affiliate at least $12,800 per year plus an annual royalty of 5% of net returns of minerals mined and removed. To date, there has been no production on the property which is the subject of the Mineral Sublease. The Mineral Sublease expires on the later to occur of April 1, 2001 and the date on which minerals cease being produced in commercial quantities.

     Effective April 15, 1996, Newmont Exploration Limited ("Newmont Exploration"), a wholly-owned subsidiary of Newmont Gold, entered into an Exploration, Development and Mining Operations Agreement with Santa Fe (the "Exploration Agreement"), pursuant to which the two parties agreed to enter into a joint venture (the "Joint Venture") in order to jointly explore and evaluate the possible development of certain properties located at Mary's Mountain in Eureka County, Nevada. As an initial contribution to the Joint Venture, Newmont Exploration agreed to lease to the Joint Venture 145 unpatented claims and Santa Fe agreed to lease to the Joint Venture five fee sections owned by it and to sublease to the Joint Venture one fee section leased by it. Newmont Exploration also agreed to spend an aggregate of $2,000,000 during the first six years of the effectiveness of the Exploration Agreement. Each party has a 50% interest in the Joint Venture. Newmont Exploration is manager of the Joint Venture. Newmont Exploration may withdraw from the Exploration Agreement prior to the completion of its contribution, subject to its obligation to complete the expenditure of the first $40,000 of exploration expenditures (which obligation it has already met). Each party has the right to withdraw after its contribution, but in the event that it does, it will have no further interest in the Assets (as defined therein) of the Joint Venture. Unless earlier terminated pursuant to its terms, the Exploration Agreement will remain in effect until August 2, 2012 and for so long thereafter as the properties are jointly owned pursuant to the Exploration Agreement.

     From time to time Newmont Exploration has entered into confidentiality agreements with third parties, including Santa Fe, covering the exchange of data relating to mining exploration potential. Such agreements customarily have a term of one to two years.

                                           OTHER REPRESENTATIVES OF NEWMONT MINING WHO MAY
                                               COMMUNICATE WITH SANTA FE SHAREHOLDERS


             NAME AND PRINCIPAL                 PRESENT OFFICE OR OTHER PRINCIPAL OCCUPATION OR
            BUSINESS ADDRESS<F1>                                   EMPLOYMENT


  Peter D. Brundage . . . . . . . . . . .     Managing Director, Goldman, Sachs & Co.
    Goldman, Sachs & Co.
    100 Cresent Court, Suite 1000
    Dallas, Texas  75201
  Robert P. Fisher  . . . . . . . . . . .     Managing Director, Goldman, Sachs & Co.

  Steven M. Heller  . . . . . . . . . . .     Managing Director, Goldman, Sachs & Co.

  Lance G. Gilliland  . . . . . . . . . .     Associate, Goldman, Sachs & Co.
  Gregory A. Gonsalves  . . . . . . . . .     Associate, Goldman, Sachs & Co.

  Sean J. Glodek  . . . . . . . . . . . .     Analyst, Goldman, Sachs & Co.

<F1> Unless otherwise indicated, the principal business address of each representative of Goldman, Sachs & Co. is Goldman, Sachs &
Co., 85 Broad Street, New York, New York  10004

     Pursuant to a letter agreement dated October 24, 1996 (the "Letter Agreement"), Goldman, Sachs & Co. ("Goldman Sachs") is providing certain financial advisory services to Newmont Mining in connection with the Offer. Under the Letter Agreement, Newmont Mining has agreed to pay Goldman Sachs for its financial advisory services (including its services as Dealer Manager) in connection with the Offer (i) a minimum fee of $200,000 upon execution of the Letter Agreement (the "Minimum Fee"), (ii) a transaction fee of 0.40% of the aggregate consideration paid in an acquisition, if more than 50% of the Santa Fe Shares or more than 50% of the assets of Santa Fe are acquired (less fees already paid, provided, however, the Minimum Fee shall not be so credited if such fee was paid more than one year prior to the consummation of the transaction), and (iii) a mutually acceptable fee of no less than 0.40% of the aggregate consideration paid in an acquisition, if less than 50% of the Santa Fe Shares or less than 50% of the assets of Santa Fe are acquired.

     If Newmont Mining enters into an agreement to acquire Santa Fe (the "Agreement") and Newmont Mining receives a payment on account of the termination of the Agreement, Newmont Mining shall pay Goldman Sachs a fee of 15% of such payment (less reasonable legal expenses and out-of-pocket expenses incurred by Newmont Mining). Newmont Mining has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including the fees and expenses of its legal counsel incurred in connection with its engagement, and has agreed to indemnify each of Goldman Sachs and certain related persons and entities against certain liabilities and expenses in connection with Goldman Sachs' engagement, including certain liabilities under the federal securities laws. Goldman Sachs will not receive any fee for or in connection with the communication with Santa Fe shareholders by its employees apart from the fees it is otherwise entitled to receive as described above.

     In addition to the fees to be received by Goldman Sachs in connection with its engagement as financial advisor to Newmont Mining, Goldman Sachs has in the past rendered and is expected to continue to render various investment banking and financial advisory services for Newmont Mining for which it has
received customary compensation.   Goldman Sachs also has in the past rendered
various investment banking and financial advisory services for Santa Fe for which it has received customary compensation.

     Goldman Sachs engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the ordinary course of its business, Goldman Sachs may actively trade the equity and debt securities of Santa Fe for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of January 23, 1997, Goldman Sachs held a net long position of approximately 29,019 Santa Fe Shares. Goldman Sachs does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, by the Commission or that
Schedule 14A requires the disclosure of certain information concerning Goldman Sachs.